EXHIBIT 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Gold Reserve Inc. (“GRZ”) of our report dated April 28, 2014 relating to the financial statements and effectiveness of internal control over financial reporting of GRZ, which appears in GRZ’s annual report on Form 40-F for the year ended December 31, 2013.

/s/  PricewaterhouseCoopers LLP

    Chartered Accountants

    Vancouver, B.C., Canada

    July 7, 2014